Exhibit 99.1
JOINT FILING AGREEMENT
The undersigned acknowledge and agree that the foregoing amendment to Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

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Dated: May 3, 2021	INNOVIVA, INC. By: /s/ Pavel Raifeld Name: Pavel Raifeld Title: Chief Executive Officer
Dated: May 3, 2021	INNOVIVA STRATEGIC OPPORTUNITIES LLC By: Innoviva, Inc., its managing member By: /s/ Pavel Raifeld Name: Pavel Raifeld Title: Chief Executive Officer